Exhibit 99.1

Bowlero Corp. Announces Refinancing of Term Loan B and Upsizing of Revolver in Leverage-Neutral Transaction, Bolsters Liquidity

RICHMOND, Va. – February 8, 2023 – Bowlero Corp. (NYSE: BOWL) (“Bowlero” or the “Company”), the world’s largest owner and operator of bowling centers, announced today that the Company successfully closed $900 million of term loan B due February 8, 2028 in a net-leverage-neutral transaction. At the same time, Bowlero upsized its existing revolving credit facility by $35 million, increasing drawdown capacity to $200 million and bolstering the Company’s go-forward liquidity. The primary uses of proceeds from the transaction are to refinance the existing term loan B, repay outstanding existing borrowings under the revolving credit facility, and for general corporate purposes.

The amended credit facility includes:
•$900 million senior secured term loan B due February 8, 2028, priced at SOFR + 350 bps (0% floor) and 99.5 OID, which reflects twice tightening on terms relative to initial price talk of SOFR + 350-375 bps and 98 OID.
•An upsized revolving credit facility due December 15, 2026 totaling $200 million.

Subsequent to the launch of the refinancing, Moody’s increased its ratings on the Company’s corporate family rating and revolver to B1 from B2 and also issued a B1 rating for the new term loan B. S&P also issued a recovery rating of three to the new term loan B.

Brett Parker, Vice Chairman, President & Chief Financial Officer of Bowlero stated, “The expediency and pricing of this transaction is a further validation of the business we have built and the exciting growth prospects ahead. Through this transaction, we were able to bolster our liquidity, maintain leverage within our long-term target, and receive an upgrade from Moody’s, all in a net-leverage-neutral transaction that positions us to continue investing in and growing our business going forward.”

J.P. Morgan Securities LLC, Wells Fargo Securities LLC, Credit Suisse Securities (USA) LLC, and Deutsche Bank Securities Inc. served as deal managers to Bowlero in connection with the transaction. Davis Polk & Wardwell LLP acted as legal advisor to Bowlero.

Please refer to the Form 8-K filed with the Securities and Exchange Commission for additional information on the terms of the amended credit agreement.

About Bowlero Corp.
Bowlero Corp. is the worldwide leader in bowling entertainment. With more than 325 bowling centers across North America, Bowlero Corp. serves nearly 30 million guests each year through a family of brands that includes Bowlero and AMF. Bowlero Corp. is also home to the Professional Bowlers Association, which boasts thousands of members and millions of fans across the globe. For more information on Bowlero Corp., please visit BowleroCorp.com.

Forward Looking Statements
Certain statements in this press release are forward-looking statements. These statements involve a number of risks, uncertainties and other factors, including potential changes in market conditions that could cause actual results to differ materially.

Contacts:
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